Press Release

Cyber Defense announces New Dealer Program for CyberBugs and dealer cancellation

St. Petersburg, Fl- October 16, 2007 -- Cyber Defense Systems, Inc. (OTCBB: CYDF - News), a designer and developer of next generation unmanned aerial systems (UAS’s), announced today that the company has ended the exclusive dealer program it had relied on in the past.

The company has changed its policy of exclusive distributor agreements. Past exclusive agreement locked the company to the efforts of one distributor and limited opportunities with future distributors each that have their specific areas of influence and or contacts that can benefit the company. The global exclusive with JADA Consulting was mutually canceled recently. Cyber will continue to work leads developed over the past 12 months as well as seeking new distributors.

ABOUT CYBER DEFENSE SYSTEMS

Cyber Defense Systems, Inc. (OTCBB: CYDF) (http://www.cduav.com) is designing and building a new generation of UAV’s. Cyber Defense located in St. Petersburg, FL is currently marketing airships and their CyberBug™ UAV’s to various branches of the U.S. government and U.S. allies as multi-use platform vehicles capable of deployment in surveillance and communication operations.

Techsphere Systems International, Inc. (“TSI”) (http://www.techsphere.us) is a wholly owned subsidiary of Cyber Defense. TSI, located in Columbus, GA, is a manufacturer of low and mid altitude airships. Together with their teaming companies, Techsphere designs and builds unique airship platforms for use in many areas including surveillance, the military and wireless communications. The current SA 60 spherical airship design holds the world altitude record at over 20,000 feet.

This release contains statements that constitute forward-looking statements. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the Company’s financing plans; (ii) trends affecting the Company’s financial condition or results of operations; (iii) the Company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend,” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control and those actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

Contact:
Cyber Defense Systems, Inc.
Billy Robinson, 727-577-0878
billy@cduav.com